UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-30692


                              Romarco Minerals Inc.
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             (Exact name of registrant as specified in its charter)


 Suite 1500 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3E8
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Shares
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            (Title of each class of securities covered by this Form)


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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)                Rule 12h-3(b)(1)(i)
                                   ---                                ---
              Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
                                   ---                                ---
              Rule 12g-4(a)(2)(i)   X            Rule 12h-3(b)(2)(i)
                                   ---                                ---
              Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                   ---                                ---
                                                 Rule 15d-6
                                                                      ---


Approximate number of holders of record as of the certification or notice date:
82
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Pursuant to the requirements of the Securities Exchange Act of 1934, Romarco Minerals Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: May 23, 2006                             By:  /s/ Diane Garrett
                                                   -----------------------------
                                               Name:   Diane Garrett
                                               Title:  President and
                                                       Chief Executive Officer